Exhibit 10.1

EXECUTION VERSION

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT is entered into on March 31, 2023, by and between Star Holdings, a Maryland statutory trust (“SpinCo”), and Safehold Management Services Inc., a Delaware corporation (together with its permitted assignees, the “Manager”).

WHEREAS, in connection with the separation transactions and the distribution of all of the interests in SpinCo to the stockholders of iStar (the “Spin-Off”), as contemplated by the Separation and Distribution Agreement dated as of the date hereof between SpinCo and iStar, the parties desire to enter into this Agreement to provide for the Manager to provide management and advisory services to SpinCo from and after the Spin-Off on the terms set forth herein; and

WHEREAS, upon consummation of the merger of iStar and SAFE, the surviving company of the merger (the “Surviving Company”), to be named “Safehold Inc.,” will be the ultimate parent company of the Manager.

NOW THEREFORE, in consideration of the mutual agreements herein set forth and such other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.               Definitions. The following terms have the following meanings assigned to them:

(a)            “Accelerated Termination Date” shall have the meaning set forth in Section 14(c) of this Agreement.

(b)            “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, SpinCo shall not be deemed to be an Affiliate of the Manager and the Manager shall not be deemed to be an Affiliate of SpinCo.

(c)            “Agreement” means this Management Agreement, as amended, restated or supplemented from time to time.

(d)            “Annual Term” means the Initial Term and each Automatic Renewal Term.

(e)            “Assets” means the assets of SpinCo and the Subsidiaries.

(f)            “Automatic Renewal Term” means each successive one year term of the Agreement after the end of the Initial Term.

(g)            “Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

(h)            “Board of Trustees” means the Board of Trustees of SpinCo.

(i)            “Code” means the Internal Revenue Code of 1986, as amended.

(j)            “Company Account” shall have the meaning set forth in Section 5 of this Agreement.

(k)            “Company Common Shares” means the common shares of beneficial interest, $0.01 par value per share, of SpinCo.

(l)            “Company Indemnified Party” shall have the meaning set forth in Section 12(b) of this Agreement.

(m)            “Excess Funds” shall have the meaning set forth in Section 2(j) of this Agreement.

(n)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)            “Expenses” shall have the meaning set forth in Section 10(a) of this Agreement.

(p)            “GAAP” means generally accepted accounting principles, as applied in the United States.

(q)            “Governance Agreement” means the Governance Agreement to be entered into on the date hereof by and between iStar and SpinCo.

(r)            “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating or limited liability company agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(s)            “Indemnitee” shall have the meaning set forth in Section 12(b) of this Agreement.

(t)            “Indemnitor” shall have the meaning set forth in Section 12(c) of this Agreement.

(u)            “Independent Trustees” means the members of the Board of Trustees who are not officers, personnel or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise “independent” in accordance with SpinCo’s Governing Instruments and, if applicable, the rules of any national securities exchange on which Company Common Shares are listed.

(v)            “Initial Term” means the period from the date hereof through the first anniversary of such date.

(w)            “Investment Company Act” means the Investment Company Act of 1940, as amended.

(x)            “iStar” means iStar Inc., a Maryland corporation, or any Person which is a successor (by merger, consolidation, purchase of all or substantially all of the consolidated assets of iStar, or similar transaction) to iStar, including, from and after the consummation of the Merger, the Surviving Company.

(y)            “Management Fee” means the per annum management fee set forth in the table below for each relevant Annual Term of the Agreement beginning on the date hereof, in each case calculated and payable quarterly in arrears:

Annual Term	Annual Fee
Initial Term	$25.0 million
First Annual Renewal Term	$15.0 million
Second Annual Renewal Term	$10.0 million
Third Annual Renewal Term	$5.0 million
Thereafter	2.0 % of the gross book value of SpinCo’s Assets, excluding shares of common stock or other securities of SAFE, as of the end of each fiscal quarter, as reported in its SEC filings.

(z)            “Manager” shall have the meaning set forth in the introductory paragraph of this Agreement.

(aa)      “Manager Change of Control” means that iStar (i) ceases to be the direct or indirect beneficial owner of not less than a majority of (x) the combined voting power of the Manager’s then outstanding equity interests or (y) the Manager’s outstanding equity interests, or (ii) ceases to hold the exclusive power to direct or control the management policies of the Manager, whether through the ownership of beneficial equity interests, common directors or officers, by contract or otherwise. Manager Change of Control shall not include (i) any assignment of this Agreement by the Manager as permitted hereby and in accordance with the terms hereof; or (ii) a change of control of iStar.

(bb)      “Manager Indemnified Party” shall have the meaning set forth in Section 12(a) of this Agreement.

(cc)       “Merger” means the merger of iStar and SAFE pursuant to the Agreement and Plan of Merger, dated as of August 10, 2022, between iStar and SAFE.

(dd)      “Original Due Date” shall have the meaning set forth in Section 8(b) of this Agreement.

(ee)       “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(ff)        “Portfolio Management Services” shall have the meaning set forth in Section 2(c) of this Agreement.

(gg)      “SAFE” means Safehold Inc, a Maryland corporation, or any Person which is a successor (by merger, consolidation, purchase of all or substantially all of the consolidated assets of SAFE, or similar transaction) to SAFE prior to the consummation of the Merger (which, for the avoidance of doubt, does not include the Surviving Company).

(hh)      “Securities Act” means the Securities Act of 1933, as amended.

(ii)            “Shortfall Amount” shall have the meaning set forth in Section 8(b) of this Agreement.

(jj)         “SpinCo” shall have the meaning set forth in the introductory paragraph of this Agreement.

(kk)       “Spin-Off” shall have the meaning set forth in the recitals of this Agreement.

(ll)         “Subsidiary” means any subsidiary of SpinCo; any partnership, the general partner of which is SpinCo or any subsidiary of SpinCo; any limited liability company, the managing member of which is SpinCo or any subsidiary of SpinCo; and any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by SpinCo or any subsidiary of SpinCo.

(mm)     “Termination Fee” means:

(i)            in respect of a Termination Without Cause by SpinCo pursuant to Section 14(b), (x) $50.0 million minus (y) the aggregate amount of Management Fees actually paid to the Manager prior to the termination date; provided, however, that if SpinCo has completed the liquidation of its Assets on or before the termination date, the Termination Fee shall mean the sum of (x) any portion of the annual Management Fee that remained unpaid for the remainder of the Annual Term in which the termination date occurs plus, (y) if the termination date occurs on or before the third anniversary of the Spin-Off, the amount of the Management Fee that would have been payable for the next succeeding Annual Term, or, if the termination date occurs after the third anniversary of the Spin-Off, zero; and

(ii) in respect of a termination by the Manager pursuant to Section 14(c), the Termination Fee shall be the amount determined in accordance with the table below, based on the Annual Term in which the termination date occurs, plus the balance of any unpaid portion of the annual Management Fee for the year in which the Manager delivers a notice of termination pursuant to Section 14(c):

Annual Term	Threshold Amount	Termination Fee
Initial Term	$120.0 million	$30.0 million
First Annual Renewal Term	75.0 million	15.0 million
Second Annual Renewal Term	45.0 million	5.0 million
Third Annual Renewal Term and thereafter	N/A	0

(nn)      “Termination Notice” shall have the meaning set forth in Section 14(b) of this Agreement.

(oo)         “Termination Without Cause” shall have the meaning set forth in Section 14(b) of this Agreement

(pp)      “Threshold Amount” means the relevant “Threshold Amount” for an Annual Term, as set forth in the definition of “Termination Fee.”

Section 2.            Appointment and Duties of the Manager.

(a)            SpinCo hereby appoints the Manager to manage the Assets and the day-to-day operations of SpinCo, subject to the terms and conditions set forth in this Agreement, and the Manager hereby agrees to perform each of the duties set forth herein. The appointment of the Manager shall be exclusive to the Manager subject to the terms and conditions set forth in this Agreement.

(b)            The parties acknowledge that (i) the Manager is a special purpose vehicle formed for the principal purpose of serving as the investment manager of SpinCo and its Subsidiaries and the Assets; (ii) the Manager is an affiliate of iStar; (iii) the Manager performs its services for SpinCo and its Subsidiaries through the personnel and facilities of iStar; and (iv) the Manager has no, and will have no, employees or other persons acting on its behalf other than (A) officers, partners and employees of iStar, or (B) other persons who are subject to the supervision and control of iStar.

(c)            The Manager, in its capacity as manager of the Assets and the day to day operations of SpinCo and the Subsidiaries, at all times will be subject to the supervision of the Board of Trustees and will have only such functions and authority as SpinCo may delegate to it including, without limitation:

(i)            managing, financing, retaining, selling, restructuring or disposing of Assets, in accordance with any specific parameters established by the Board of Trustees;

(ii)            advising on the terms of transactions entered into by SpinCo and the Subsidiaries and general corporate strategy of SpinCo and the Subsidiaries;

(iii)           representing and making recommendations to SpinCo in connection with the development, management, financing, sale and commitment to sell assets;

(iv)           with respect to prospective transactions, contracts, leases, sales or exchanges involving Assets, conducting negotiations on behalf of SpinCo and the Subsidiaries with buyers, tenants, developers, construction agents, purchasers and brokers and, if applicable, their respective agents and representatives;

(v)           advising SpinCo on and, negotiating and entering into, on behalf of SpinCo and the Subsidiaries, credit facilities (including term loans and revolving facilities), mortgage indebtedness, repurchase agreements, warehouse lines, financing vehicles, agreements relating to borrowings under programs established by governmental agencies or programs, commercial paper programs, interest rate swap and cap agreements and other hedging instruments, and all other agreements and engagements required for SpinCo and the Subsidiaries to conduct their business;

(vi)          overseeing tenants, borrowers and other counterparties;

(vii)         retaining, supervising and directing asset level personnel and consultants (subject to Section 10(a)(xix));

(viii)        engaging and supervising, on behalf of SpinCo and the Subsidiaries and at SpinCo’s expense, independent contractors which provide construction consulting, hotel and property management, real estate brokerage, investment banking, mortgage brokerage, securities brokerage, other real estate and financial services, due diligence services, underwriting review services, legal and accounting services, and all other services as may be required relating to Assets;

(ix)            advising SpinCo on, preparing, negotiating and entering into, on behalf of SpinCo, applications and agreements relating to governmental programs;

(x)            coordinating and managing operations of any co-investment interests or joint venture held by SpinCo and the Subsidiaries and conducting all matters with the co-investment partners or joint ventures;

(xi)           arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote SpinCo’s Assets;

(xii)          providing executive and administrative personnel, office space and office services required in rendering services to SpinCo and the Subsidiaries;

(xiii)         administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of SpinCo and the Subsidiaries as may be agreed upon by the Manager and the Board of Trustees, including, without limitation, the collection of rents and interest payments, the payment of the debts and obligations of SpinCo and the Subsidiaries and maintenance of appropriate computer services to perform such administrative functions;

(xiv)        communicating on behalf of SpinCo and the Subsidiaries with the holders of any of their equity or debt securities and lenders as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders and lenders;

(xv)         counseling SpinCo in connection with policy decisions to be made by the Board of Trustees;

(xvi)        evaluating and recommending to the Board of Trustees hedging strategies and engaging in hedging activities on behalf of SpinCo and the Subsidiaries, consistent with such strategies as so modified from time to time;

(xvii)        counseling SpinCo regarding tax matters and tax compliance;

(xviii)       counseling SpinCo and the Subsidiaries regarding the maintenance of their exemptions from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause them to maintain such exemptions from such status;

(xix)         furnishing reports and statistical and economic research to SpinCo and the Subsidiaries regarding their activities and services performed for SpinCo and the Subsidiaries by the Manager;

(xx)          monitoring the performance of the Assets and providing periodic reports with respect thereto to the Board of Trustees, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xxi)         investing and reinvesting any moneys and securities of SpinCo and the Subsidiaries (including investing in short-term Assets pending the disposition of other Assets, payment of fees, costs and expenses, or payments of dividends or distributions to stockholders and partners of SpinCo and the Subsidiaries) and advising SpinCo and the Subsidiaries as to their capital structure and capital raising;

(xxii)        assisting SpinCo and the Subsidiaries in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and to conduct quarterly compliance reviews with respect thereto;

(xxiii)       assisting SpinCo and the Subsidiaries to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xxiv)       assisting SpinCo and the Subsidiaries in complying with all regulatory requirements applicable to them in respect of their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or by stock exchange requirements;

(xxv)       assisting SpinCo and the Subsidiaries in taking all necessary action to enable them to make required tax filings and reports;

(xxvi)       handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) on SpinCo’s and/or the Subsidiaries’ behalf in which SpinCo and/or the Subsidiaries may be involved or to which they may be subject arising out of their day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Trustees;

(xxvii)      using commercially reasonable efforts to cause expenses incurred by SpinCo and the Subsidiaries or on their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Trustees from time to time;

(xxviii)     advising SpinCo and the Subsidiaries with respect to and structuring long term financing vehicles for the Assets, and offering and selling securities publicly or privately in connection with any such financing;

(xxix)        serving as SpinCo’s and the Subsidiaries’ consultant with respect to decisions regarding any of their financings, hedging activities or borrowings undertaken by SpinCo and the Subsidiaries including (1) assisting SpinCo and the Subsidiaries in developing criteria for debt and equity financing that are specifically tailored to their investment objectives, and (2) advising SpinCo and the Subsidiaries with respect to obtaining appropriate financing for their investments;

(xxx)         performing such other services as may be required from time to time for management and other activities relating to the Assets and business of SpinCo and the Subsidiaries as the Board of Trustees and the Manager, each acting reasonably shall agree from time to time; and

(xxxi)       using commercially reasonable efforts to cause SpinCo and the Subsidiaries to comply with all applicable laws.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of SpinCo and the Subsidiaries with respect to the Assets. Such services will include, but not be limited to: consulting with SpinCo and the Subsidiaries on the underwriting, and sale of, and other opportunities in connection with, SpinCo’s portfolio of Assets; the collection of information and the submission of reports pertaining to SpinCo’s Assets, tenants, borrowers, market conditions, interest rates and general economic conditions; periodic review and evaluation of the performance of SpinCo’s portfolio of Assets; acting as liaison between SpinCo and the Subsidiaries and real estate brokerage, hotel management, construction management, development, tenant, banking, mortgage banking, investment banking and other parties with respect to the financing and disposition of Assets; and other customary functions related to portfolio management as the Board of Trustees and the Manager, each acting reasonably, shall agree from time to time. For the avoidance of doubt, unless otherwise agreed by the Board of Trustees and the Manager or as otherwise in connection with the ordinary course management and operation of the Assets, the Manager shall not be responsible for assisting SpinCo in the acquisition, purchase or origination of additional Assets.

(d)            For the period and on the terms and conditions set forth in this Agreement, SpinCo and each of the Subsidiaries hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such development agreements, management agreements, construction agreements, leases, purchase agreements, financing agreements, organizational documents, guaranties, joint venture agreements, brokerage agreements, hedging agreements, custodial agreements and such other agreements, instruments and authorizations on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest.

(e)            The Manager may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on behalf, and at the sole cost and expense, of SpinCo and the Subsidiaries to provide services to SpinCo and the Subsidiaries (including, without limitation, Portfolio Management Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the Assets of SpinCo and the Subsidiaries; provided that any such agreements entered into with Affiliates of the Manager shall be on terms no more favorable to such Affiliate than would be obtained from a third party on an arm’s-length basis and shall be subject to approval by a majority of the Independent Trustees. Except as otherwise agreed by SpinCo, the Manager shall remain personally liable for the performance of such services by its Affiliates.

(f)            In addition, to the extent that the Manager deems necessary or advisable, the Manager may, from time to time, propose to retain one or more additional entities for the provision of sub-advisory services to the Manager in order to enable the Manager to provide the services to SpinCo and the Subsidiaries specified by this Agreement; provided that any such agreement (i) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to SpinCo and the Subsidiaries, and (ii) shall be subject to approval by a majority of the Independent Trustees of SpinCo.

(g)            The Manager may retain, for and on behalf and at the sole cost and expense of SpinCo and the Subsidiaries, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, valuation firms, financial advisors, due diligence firms, underwriting review firms, construction consulting firms, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of SpinCo and the Subsidiaries.

(h)            The Manager may effect transactions by or through the agency of another Person through an arrangement under which that party or its Affiliates will from time to time provide to or procure for the Manager and/or its Affiliates goods, services or other benefits, the nature of which is such that provision can reasonably be expected to benefit SpinCo and the Subsidiaries as a whole and may contribute to an improvement in the performance of SpinCo and the Subsidiaries or the Manager or its Affiliates in providing services to SpinCo and the Subsidiaries on terms that no direct payment is made but instead the Manager and/or its Affiliates undertake to place business with that party.

(i)            The Manager shall prepare, or cause to be prepared at the sole cost and expense of SpinCo and the Subsidiaries:

(i)            regular reports for the Board of Trustees to enable the Board of Trustees to review SpinCo’s and the Subsidiaries’ investments, financing arrangements, performance, compliance with the Governing Instruments and compliance with other policies approved by the Board of Trustees from time to time;

(ii)           with respect to any Asset, such reports and other information as may be reasonably requested by SpinCo;

(iii)          any materials required to be filed with any governmental body or agency;

(iv)          reports required by debt providers; and

(v)           such reports and other materials including, without limitation, an annual audit of SpinCo’s and the Subsidiaries’ books of account by a nationally recognized registered independent public accounting firm.

(j)            Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by SpinCo to have been required as a direct result of the Manager’s acts or omissions which result in the right of SpinCo and the Subsidiaries to terminate this Agreement pursuant to Section 16 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by SpinCo and the Subsidiaries pursuant to Section 10 in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by SpinCo and the Subsidiaries to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of SpinCo and the Subsidiaries under Section 14 of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

(k)            In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other service providers) hired by the Manager at SpinCo’s and the Subsidiaries’ sole cost and expense.

(l)            SpinCo and the Manager acknowledge that an affiliate of the Manager (the “Lender”) has provided a term loan facility to SpinCo (the “Term Loan”). SpinCo and the Manager agree that the rights, obligations and liabilities of the Lender and SpinCo with respect to the Term Loan shall be determined solely pursuant to the documents governing the Term Loan and not this Agreement.

Section 3.            Devotion of Time; Additional Activities.

(a)            The Manager and its Affiliates will provide SpinCo and the Subsidiaries with a management team, including a chief executive officer, a chief financial officer, a chief compliance officer and other appropriate support personnel, to provide the management services hereunder. None of the Manager or its Affiliates shall be obligated to dedicate any of its officers or employees exclusively to SpinCo, nor is the Manager or any of its Affiliates or any of their respective personnel obligated to dedicate any specific portion of its or their time to SpinCo.

(b)            Nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors, employees or personnel, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in, any type of business (including, without limitation, acquisitions of assets that meet the principal objectives of SpinCo), whether or not the objectives or policies of any such other Person or entity are similar to those of SpinCo or (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, directors, employees or personnel from buying, selling or trading any securities or assets for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors, employees or personnel may be acting. When making decisions where a conflict of interest may arise, the Manager will use its reasonable best efforts to allocate opportunities in a fair and equitable manner over time as between SpinCo and the Subsidiaries and the Manager’s other clients, taking into account SpinCo’s business strategy which is primarily to manage the Assets and sell them over time and not to acquire or originate new Assets.

(c)            Managers, partners, officers, employees, personnel and agents of the Manager or Affiliates of the Manager may serve as directors, trustees, officers, employees, personnel, agents, nominees or signatories for SpinCo and/or any Subsidiary, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Trustees pursuant to SpinCo’s Governing Instruments. When executing documents or otherwise acting in such capacities for SpinCo or the Subsidiaries, such persons shall use their respective titles in SpinCo or the Subsidiaries.

Section 4.            Agency. The Manager shall act as agent of SpinCo and the Subsidiaries in transactions and contracts involving the Assets, disbursing and collecting the funds of SpinCo and the Subsidiaries, paying the debts and fulfilling the obligations of SpinCo and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of SpinCo and the Subsidiaries and handling, prosecuting and settling any claims of or against SpinCo and the Subsidiaries, the Board of Trustees, holders of SpinCo’s securities or representatives or property of SpinCo and the Subsidiaries.

Section 5.            Bank Accounts. At the direction of the Board of Trustees, the Manager may establish and maintain one or more bank accounts in the name of SpinCo or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Trustees may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Trustees and, upon request, to the auditors of SpinCo or any Subsidiary.

Section 6.            Records; Confidentiality. The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of SpinCo or any Subsidiary at any time during normal business hours upon reasonable advance notice. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (i) with the prior written consent of a majority of the Independent Trustees; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of SpinCo’s business; (iv) to governmental officials having jurisdiction over SpinCo or any Subsidiary; (v) in connection with any governmental or regulatory filings of SpinCo or any Subsidiary or disclosure or presentations to SpinCo’s stockholders or prospective stockholders; (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party; or (vii) to the extent such information is otherwise publicly available. The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Manager not resulting from the Manager’s violation of this Section 6. Clauses (v) and (vi) of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 7.            Obligations of Manager; Restrictions.

(a)            The Manager shall refrain from any action that, in its sole judgment made in good faith, (i)  would adversely and materially affect SpinCo’s or any Subsidiary’s status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act or (ii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over SpinCo or any Subsidiary or that would otherwise not be permitted by SpinCo’s Governing Instruments. If the Manager is ordered to take any such action by the Board of Trustees, the Manager shall promptly notify the Board of Trustees of the Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, members, officers, stockholders, managers, personnel, employees and any Person controlling or controlled by the Manager and any person providing sub-advisory services to the Manager shall not be liable to SpinCo or any Subsidiary, the Board of Trustees, or SpinCo’s or any Subsidiary’s stockholders, members or partners, for any act or omission by the Manager, its directors, officers, stockholders, personnel or employees except as provided in Section 12 of this Agreement.

(b)            The Board of Trustees shall periodically review SpinCo’s portfolio of Assets. The Manager shall be permitted to rely upon the direction of the Secretary of SpinCo to evidence the approval of the Board of Trustees or the Independent Trustees with respect to a proposed transaction involving the Assets.

(c)            Neither SpinCo nor the Subsidiaries shall acquire or dispose of any security issued by SAFE or any entity managed by the Manager or any Affiliate thereof, other than the acquisition of the shares of SAFE that are part of SpinCo’s portfolio at the time of the Spin-Off, or purchase or sell any Asset from or to any entity managed by the Manager or its Affiliates, unless (i) the transaction is approved in advance by a majority of the Independent Trustees; and (ii) the transaction is made in accordance with applicable laws and the Governance Agreement.

(d)            In the event that SpinCo or any Subsidiary invests in, acquires or sells assets to any joint ventures with iStar or its Affiliates, or if SpinCo or any Subsidiary purchases assets from, sells assets to, arranges financing from, or provides financing to, iStar or any of its Affiliates, any such transactions shall require the approval of the Independent Trustees other than the acquisition of the shares of SAFE that are part of SpinCo’s portfolio at the time of the Spin-Off, and other than the secured term loan being provided by SAFE to SpinCo in connection with the Spin-Off.

(e)            The Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of SpinCo and the Subsidiaries, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

Section 8.            Compensation.

(a)            SpinCo shall pay one-fourth of the annual Management Fee to the Manager quarterly in arrears in cash, subject to Section 8(b).

(b)            The Manager shall deliver an invoice which shall include a computation of each installment of the Management Fee within 45 days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the invoice shall thereafter, for informational purposes only and subject in any event to Section 14 of this Agreement, promptly be delivered to the Board of Trustees. Payment of the Management Fee shall be due no later than five business days after the date of such invoice to the Board of Trustees (the “Original Due Date”); provided, however that if SpinCo does not have sufficient net cash proceeds on hand from Asset sales (after giving effect to mandatory prepayments of debt triggered by such Asset sales) or other available sources to pay the Management Fee in full by the Original Due Date, SpinCo shall pay the maximum amount available to it by the Original Due Date and the remaining shortfall (the “Shortfall Amount”) shall be carried forward and shall be paid within 10 days after sufficient net proceeds have been generated by subsequent Asset sales to cover the Shortfall Amount in full; provided further, however, that in no event shall a Shortfall Amount in respect of any fiscal quarter remain unpaid by the 12 months anniversary of the Original Due Date.

Section 9.            Ground Lease Exclusivity. During the term of this Agreement, SpinCo shall not originate or create a ground lease on any of its Assets unless it has first given SAFE at least 14 days advance notice of the proposed ground lease, which notice shall include the material terms of the proposed ground lease, and offered SAFE the opportunity to provide the ground lease on similar or more favorable terms, and SAFE shall have rejected the opportunity or failed to accept it within the 14 day period.

Section 10.          Expenses of SpinCo.

(a)            SpinCo shall pay all of its expenses and shall reimburse the Manager for documented expenses of the Manager incurred on its behalf (collectively, the “Expenses”) except those expenses that are specifically the responsibility of the Manager as set forth herein. Expenses include all costs and expenses which are expressly designated elsewhere in this Agreement as SpinCo’s, together with the following:

(i)            expenses in connection with the transaction costs incident to transactions involving Assets including, without limitation, the leasing, disposition and financing of Assets;

(ii)           costs of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for SpinCo and the Subsidiaries by providers retained by the Manager;

(iii)          the compensation and expenses of SpinCo’s directors and the allocable share to SpinCo of the cost of directors’ and officers’ liability insurance;

(iv)          costs associated with the establishment and maintenance of any of SpinCo’s credit facilities, margin loans, repurchase agreements, mortgage indebtedness or other indebtedness of SpinCo (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of SpinCo’s or any Subsidiary’s securities offerings;

(v)           expenses connected with communications to lenders and holders of SpinCo’s or any Subsidiary’s securities and other bookkeeping and clerical work necessary in maintaining relations with lenders and holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by SpinCo to any transfer agent and registrar in connection with the listing and/or trading of SpinCo’s stock on any exchange, the fees payable by SpinCo to any such exchange in connection with its listing, and the costs of preparing, printing and mailing SpinCo’s annual report to its stockholders and proxy materials with respect to any meeting of SpinCo’s stockholders;

(vi)          costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for SpinCo and the Subsidiaries;

(vii)         expenses incurred by managers, officers, personnel and agents of the Manager for travel on SpinCo’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the management, development, construction, leasing, financing, refinancing, sale, disposition or other transactions involving an Asset or establishment and maintenance of any of SpinCo’s credit facilities, margin loans, repurchase agreements, financing vehicles and borrowings under programs established by the U.S. government or any of SpinCo’s or any of the Subsidiary’s securities offerings;

(viii)        costs and expenses incurred with respect to market information systems and publications, pricing and valuation services, research publications, and materials and settlement, clearing and custodial fees and expenses;

(ix)           compensation and expenses of SpinCo’s custodian and transfer agent, if any;

(x)            the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(xi)           all taxes and license fees;

(xii)          all insurance costs incurred in connection with the operation of SpinCo’s business;

(xiii)         all other costs and expenses relating to the business operations of SpinCo and the Subsidiaries, including, without limitation, the costs and expenses of managing, owning, protecting, maintaining, developing and disposing of Assets, including appraisal, reporting, audit and legal fees;

(xiv)        expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for SpinCo and the Subsidiaries or Assets separate from the office or offices of the Manager;

(xv)         expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Trustees to or on account of lenders or holders of SpinCo’s or any Subsidiary’s securities, including, without limitation, in connection with any dividend reinvestment plan;

(xvi)        any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise), including any costs or expenses in connection therewith, against SpinCo or any Subsidiary, or against any trustee, director or officer of SpinCo or of any Subsidiary in his capacity as such for which SpinCo or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency;

(xvii)       all costs and expenses relating to the development and management of SpinCo’s website;

(xviii)      the allocable share of expenses under a universal insurance policy covering the Manager, iStar or its affiliates in connection with obtaining and maintaining “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of our manager in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets; and

(xix)         the costs and expenses of consultants retained to work at SpinCo’s real property assets.

(b)            SpinCo shall have no obligation to reimburse the Manager or its Affiliates for (i) the salaries and other compensation of the Manager’s personnel who provide services to SpinCo under this Agreement; provided, however, that SpinCo shall reimburse the Manager for the salaries and other compensation of up to two accounting personnel whose time shall be fully dedicated to providing services to SpinCo, which compensation shall be subject to the reasonable approval of the Independent Trustees on an annual basis, not to be unreasonably withheld or (ii) any portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses attributable to the personnel of the Manager and its Affiliates required for the operations of SpinCo and the Subsidiaries. The Manager shall be solely responsible for all such expenses.

(c)            The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

(d)            The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 11.          Calculations of Expenses. The Manager shall prepare a statement documenting the Expenses of SpinCo and the Subsidiaries and the Expenses incurred by the Manager on behalf of SpinCo and the Subsidiaries during each fiscal quarter, and shall deliver such statement to SpinCo within 45 days after the end of each fiscal quarter. Expenses incurred by the Manager on behalf of SpinCo and the Subsidiaries shall be reimbursed by SpinCo to the Manager on the fifth business day immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Manager against amounts due to SpinCo and the Subsidiaries. The provisions of this Section 11 shall survive the expiration or earlier termination of this Agreement.

Section 12.          Limits of Manager Responsibility; Indemnification.

(a)            The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement and shall not be responsible for any action of the Board of Trustees in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(a) of this Agreement. The Manager, its officers, stockholders, members, managers, directors, employees, consultants, personnel, any Person controlling or controlled by the Manager and any of such Person’s officers, stockholders, members, managers, directors, employees, consultants and personnel, and any Person providing sub-advisory services to the Manager (each a “Manager Indemnified Party”) will not be liable to SpinCo or any Subsidiary, to the Board of Trustees, or SpinCo’s or any Subsidiary’s stockholders, members or partners for any acts or omissions by any such Person (including, without limitation, trade errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process), pursuant to or in accordance with this Agreement, except to the extent by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. SpinCo shall, to the full extent lawful, reimburse, indemnify and hold each Manager Indemnified Party harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorney’s fees) in respect of or arising from any acts or omissions of such Manager Indemnified Party made in good faith in the performance of the Manager’s duties under this Agreement and not constituting such Manager Indemnified Party’s bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement.

(b)            The Manager shall, to the full extent lawful, reimburse, indemnify and hold SpinCo (or any Subsidiary), its stockholders, directors and officers and each other Person, if any, controlling SpinCo (each, a “Company Indemnified Party” and together with a Manager Indemnified Party, the “Indemnitee”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from the Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement or any claims by the Manager’s personnel relating to the terms and conditions of their employment by the Manager.

(c)            The Indemnitee will promptly notify the party against whom indemnity is claimed (the “Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided, that the Indemnitor notifies the Indemnitee of its election to assume such defense and settlement within 30 days after the Indemnitee gives the Indemnitor notice of the claim. In such case, the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnitee, the Indemnitee will (i) have the right to approve the Indemnitor’s counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

Section 13.          No Joint Venture. Nothing in this Agreement shall be construed to make SpinCo and the Manager partners or joint venturers or impose any liability as such on either of them.

Section 14.          Term; Termination.

(a)            This Agreement shall continue in operation, unless terminated in accordance with the terms hereof, until the end of the Initial Term. After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”), unless SpinCo or the Manager elects to terminate or not to renew this Agreement in accordance with Section 14(b) or Section 14(c), respectively.

(b)            Notwithstanding any other provision of this Agreement to the contrary, SpinCo may, without cause, by not less than one hundred eighty (180) days written notice to the Manager (the “Termination Notice”), terminate this Agreement upon the affirmative vote of at least two-thirds (2/3) of the Independent Trustees (a “Termination Without Cause”); provided, however, that if the date of termination occurs prior to the fourth anniversary of the Spin-Off, the termination shall be subject to payment of the applicable Termination Fee to the Manager concurrently with such termination. A Termination Without Cause shall be effective as of the 180th day after the date of the Termination Notice or such longer period as may be specified in the Termination Notice. SpinCo may terminate this Agreement for cause pursuant to Section 16 hereof at any time during the Initial Term or any Automatic Renewal Term, even after a Termination Notice has been delivered and, in such case, no Termination Fee shall be payable.

(c)            If the gross book value, as determined in accordance with GAAP, of SpinCo’s consolidated assets as of the end of a fiscal quarter is less than the applicable Threshold Amount for the relevant Annual Term that includes such quarter, the Manager may deliver written notice to SpinCo informing it of the Manager’s intention to terminate this Agreement effective as of a date no earlier than one hundred eighty (180) days after date of such notice; provided, however, that SpinCo may elect, in its sole discretion, to accelerate the effective date of such termination to a date prior to the date specified in such notice (such accelerated date, the “Accelerated Termination Date”). For the avoidance of doubt, SpinCo’s acceleration of the effective date of such termination in accordance with the foregoing proviso shall not affect or limit any obligation of SpinCo to pay any Management Fee otherwise payable in accordance with the terms of this Agreement in respect of the period between the Accelerated Termination Date and the date on which the then current Automatic Renewal Term would have otherwise expired. SpinCo shall pay to the Manager the applicable Termination Fee if the Manager terminates this Agreement pursuant to this Section 14(c).

(d)            If this Agreement is terminated pursuant to Section 14, such termination shall be without any further liability or obligation of either party to the other, except as provided in such Section 14 or in Sections 6, 10, 11, 17 and Section 18 of this Agreement. In addition, Section 12 and Section 22 of this Agreement shall survive termination of this Agreement.

(e)            During the period between any notice of termination and the effective termination date of this Agreement, the Manager shall continue to perform its duties and obligations as Manager under this Agreement and shall provide cooperation to SpinCo to execute an orderly transition of the management of SpinCo’s consolidated assets to a new manager. To the extent practicable, during the 60-day period immediately following the termination date of this Agreement, the Manager shall continue to provide cooperation to SpinCo and its new manager to execute an orderly transition of the management of SpinCo to such new manager.

Section 15.          Assignment.

(a)            Except as set forth in Section 15(b) of this Agreement, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by SpinCo with the approval of a majority of the Independent Trustees. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to SpinCo for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to SpinCo a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by SpinCo without the prior written consent of the Manager, except in the case of assignment by SpinCo to another organization which is a successor (by merger, consolidation, purchase of all or substantially all of the consolidated assets of SpinCo, or similar transaction) to SpinCo, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as SpinCo is bound under this Agreement.

(b)            Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities under Sections 2(c), 2(d) and 2(e) of this Agreement to any of its Affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and SpinCo hereby consents to any such assignment and subcontracting. In addition, provided that the Manager provides prior written notice to SpinCo for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement. In addition, the Manager may assign this Agreement without the approval of the Independent Trustees to any Person so long as iStar (i) is the direct or indirect beneficial owner of not less than a majority of (x) the combined voting power of such Person’s then outstanding equity interests and (y) such Person’s outstanding equity interests, and (ii) holds the exclusive power to direct or control the management policies of such Person.

Section 16.          Termination for Cause.

(a)            SpinCo may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Board of Trustees of SpinCo to the Manager, if (i) the Manager, its agents or its assignees materially breaches any provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 60 days after written notice of such breach if the Manager takes steps to cure such breach within 30 days of the written notice), (ii) there is a Manager Change of Control; (iii) the Manager engages in any act of fraud, misappropriation of funds, or embezzlement against SpinCo or any Subsidiary, (iv) there is an event of any bad faith, willful misconduct, gross negligence or reckless disregard on the part of the Manager in the performance of its duties under this Agreement, (v) Bankruptcy of the Manager or iStar, (vi) the Manager or iStar is convicted (including a plea of nolo contendere) of a felony, or (vii) there is a dissolution of the Manager.

(b)            The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to SpinCo in the event that SpinCo shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period (or 60 days after written notice of such breach if SpinCo takes steps to cure such breach within 30 days of the written notice).

(c)            The Manager may terminate this Agreement in the event SpinCo becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

Section 17.          Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Sections 14 or 16 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination. In addition, if this Agreement is terminated pursuant to Section 16(b) hereof or not renewed pursuant to Section 14(b) hereof, SpinCo shall be obligated to pay the Manager the Termination Fee. The Termination Fee shall be paid in cash, by wire transfer of immediately available funds to an account specified by the Manager, on or before the date of termination. Upon such termination, the Manager shall promptly:

(a)            after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to SpinCo or a Subsidiary all money collected and held for the account of SpinCo or a Subsidiary pursuant to this Agreement;

(b)            deliver to the Board of Trustees a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Trustees with respect to SpinCo or a Subsidiary; and

(c)            deliver to the Board of Trustees all property and documents of SpinCo or any Subsidiary then in the custody or control of the Manager, all of which are and shall be SpinCo’s property.

Section 18.          Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of SpinCo or any Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for SpinCo or such Subsidiary, and the Manager’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by SpinCo or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of SpinCo requesting the Manager to release to SpinCo or any Subsidiary any money or other property then held by the Manager for the account of SpinCo or any Subsidiary under this Agreement, the Manager shall release such money or other property to SpinCo or any Subsidiary within a reasonable period of time, but in no event later than 30 days following such request. The Manager shall not be liable to SpinCo, any Subsidiary, the Independent Trustees, or SpinCo’s or a Subsidiary’s stockholders or partners for any acts performed or omissions to act by SpinCo or any Subsidiary in connection with the money or other property released to SpinCo or any Subsidiary in accordance with the second sentence of this Section 18. SpinCo and any Subsidiary shall indemnify the Manager and its officers, directors, personnel and managers against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to SpinCo or any Subsidiary in accordance with the terms of this Section 18. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 12 of this Agreement.

Section 19.      Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received if delivered by (i) personal delivery (notice deemed given upon receipt), (ii) delivery by reputable overnight courier, (notice deemed upon receipt of proof of delivery) or (iii) transmitted via email (notice deemed upon delivery if no automated notice of delivery failure is received by the sender), addressed as set forth below:

(a)            If to SpinCo:

Star Holdings
1114 Avenue of the Americas

New York, New York 10036

Attention: Chief Executive Officer

(b)            If to the Manager or iStar:

Safehold Management Services Inc.
1114 Avenue of the Americas
New York, New York 10036
Attention: Chief Investment Officer

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 19 for the giving of notice.

Section 20.          Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

Section 21.          Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement and is not intended to and shall not confer upon any person other than the parties any rights or remedies hereunder. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by SpinCo (solely with the approval of two-thirds of the Independent Trustees), and the Manager.

Section 22.          GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY.

Section 23.          No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver (which, in the case of SpinCo, shall require the approval of two-thirds of the Independent Trustees). The right to enforce compliance by the Manager with this Agreement and to commence, prosecute, defend and compromise on behalf of SpinCo any right, obligation, claim, counterclaim, action, suit or proceeding arising out of or relating to this Agreement shall be vested exclusively in the Independent Trustees.

Section 24.          Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

Section 25.          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 26.          Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 27.          Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Star Holdings

By:	/s/ Jay Sugarman
Name: Jay Sugarman Title: Chief Executive Officer

Safehold Management Services Inc.

By:	/s/ Geoffrey M. Dugan
Name: Geoffrey M. Dugan Title: Authorized Signatory

[Signature Page to Management Agreement]